UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Del Frisco’s Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8453116
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2900 Ranch Trail Irving, TX	75063
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On December 5, 2018, the Board of Directors of Del Frisco’s Restaurant Group, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on December 17, 2018, for each share of common stock, par value $0.001 per share, of the Company (the “Common Shares”) outstanding on December 17, 2018 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of December 5, 2018, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Shares”) at a price of $30 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on December 6, 2018 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Series B Preferred Stock of Del Frisco’s Restaurant Group, Inc., as filed with the Secretary of State of the State of Delaware on December 6, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 6, 2018).

4.1	Rights Agreement, dated as of December 5, 2018, between Del Frisco’s Restaurant Group, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 6, 2018).

99.1	Press Release dated December 5, 2018 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 6, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DEL FRISCO’S RESTAURANT GROUP, INC.

By:	/s/ Norman J. Abdallah
Name:	Norman J. Abdallah
Title:	Chief Executive Officer

Date: December 6, 2018